EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Registrant's Name:  Infocrossing, Inc.

Subsidiaries of the Registrant:

         ETG, Inc., a Delaware corporation

         Infocrossing Services, Inc., a Delaware corporation

         AmQUEST, Inc., a Georgia corporation

Subsidiary of AmQUEST, Inc.

         AmQUEST Services, Inc., a Georgia corporation